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                                                                   Exhibit 10.19

                                LEASE AGREEMENT

                                    BETWEEN

                          G.B. LTD., L.L.C., LANDLORD

                                      AND

                             TELLIUM, INC., TENANT
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                               TABLE OF CONTENTS
                               -----------------

1.  GENERAL................................................................  1
2.  LEASE PARTICULARS......................................................  2
3.  LEASE AND RENT.........................................................  3
4.  USE....................................................................  3
5.  CHANGE OF COMMENCEMENT DATE............................................  3
6.  ACCEPTANCE.............................................................  4
7.  COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS........................  4
8.  PERSONAL PROPERTY TAXES................................................  4
9.  COMMON CHARGES.........................................................  4
10. UTILITIES; TRASH REMOVAL; RECYCLING....................................  6
11. TENANT ELECTRIC........................................................  6
12. PARKING................................................................  7
13. ENTRY..................................................................  7
14. MAINTENANCE............................................................  7
15. ALTERATIONS............................................................  8
16. TRANSFERS OF TENANT'S INTEREST.........................................  9
17. SURRENDER..............................................................  9
18. HOLDING OVER...........................................................  9
19. RESERVED...............................................................  9
20. QUIET ENJOYMENT........................................................  9
21. AIR AND LIGHT..........................................................  9
22. DEFAULT................................................................  9
23. SUBORDINATION AND ESTOPPEL............................................. 11
24. CASUALTY AND CONDEMNATION.............................................. 12
25. CHANGES SURROUNDING BUILDING........................................... 13
26. TENANT'S PROPERTY...................................................... 13
27. NOTICE................................................................. 13
28. DISCLAIMER BY AND INDEMNIFICATION OF LANDLORD.......................... 13
29. INSURANCE.............................................................. 14
30. TENANT'S LIABILITY..................................................... 14
31. RULES AND REGULATIONS.................................................. 14
32. MISCELLANEOUS.......................................................... 15
33. MANAGING AGENT......................................................... 16
34. LANDLORD'S RIGHT TO MODIFY............................................. 16
35. CORPORATE TENANTS...................................................... 16
36. SUCCESSORS & ATTACHMENTS............................................... 17

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     This LEASE is made (this 9th day of February, 1998 between G.B. Ltd.,
L.L.C., 63 West Main Street, P. O. Box 5008, Freehold, New Jersey 07728, hereinafter referred to as "Landlord" and Tellium, Inc., whose address is 31 Northfield Avenue, Edison, New Jersey 08837, hereinafter referred to as "Tenant".

                                  WITNESSETH:

     For and in consideration of the covenants herein contained, and upon the terms and conditions herein set forth, Landlord and Tenant agree as follows:

     1.   GENERAL.

     1.1 Definitions: Except where the context otherwise connotes, for all purposes of this Lease and all agreements supplemental thereto or modifying this Lease, the following terms shall have the meanings specified:

     (a) "Additional Rent" shall mean all sums payable by Tenant to Landlord pursuant to the various Articles herein in which said term is used.

     (b)  "Basic Rent" shall mean the rent per annum so designated in Section
2.1 hereof which may be payable in equal monthly installments on the first day of each month during the Term, in advance, in the amount per month set forth in
Section 2.1 hereof. The Basic Rent shall be paid at the office of Landlord, or such other place as Landlord may designate, without any set-off or deduction whatsoever.

     (c)  "Broker" shall mean the real estate broker, if any, named in Section
2.2 hereof.

     (d)  "Building" shall mean the building designated in Section 2.3 hereof.

     (e) "Building Holiday" shall mean President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and New Year's Day as each of said holidays are celebrated in the State in which the Real Property is located.

     (f) "Building Hours of Operation" shall mean weekdays between the hours of 8 a.m. through 6 p.m. excluding Building Holidays.

     (g)  "Commencement Date" shall mean the date determined in accordance with
Section 5.

     (h)  "Estimated Commencement Date" shall mean the date so designated in
Section 2.4 hereof.

     (i) "Excusable Delay" shall mean a delay caused by strike, lockout, act of God, inability to obtain labor, materials, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or any other cause similar or dissimilar, beyond the reasonable control of either Landlord or Tenant, as the case may be or due to the passing of time while waiting for an adjustment of insurance proceeds. The term "Excusable Delay" shall not include any inability of Landlord or Tenant to make any payment or incur any cost required of such party in this Lease.

     (j) "Governmental Authority" shall mean the municipal, county, state or federal government, or any agency or quasi-governmental agency, or any fire insurance rating organization having jurisdiction over the Real Property.

     (k) "Parking Spaces" shall mean the parking spaces made available for Tenant's nonexclusive use on the Real Property.

     (1) "Premises" shall mean the area cross-hatched on the floor plan of the Building annexed hereto as Exhibit A and made a part hereof.

     (m) "Real Property" shall mean the land upon which the Building is located and all of the Buildings collectively, a metes and bounds description of which is attached hereto as Exhibit E, or such smaller portion of land as constitutes the Real Property from time to time.

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     (n)  "Rentable Area of Building" shall mean the number of square feet so designated in Section 2.5 hereof.

     (o) "Rentable Area of the Premises" shall mean the number of square feet so designated in Section 2.7 hereof.

     (p) "Security Deposit" shall mean the sum so designated in Section 2.10 hereof which is being deposited by Tenant with Landlord simultaneously herewith.

     (q) "Structural Repairs" shall mean repairs to the roof, foundation, floor slabs, exterior walls and support columns of the Buildings and the plumbing, electric and HVAC conduits.

     (r) "Term" shall mean a period of time beginning on the Commencement Date containing the number of consecutive months set forth in Section 2.11 hereof, not including any portion of a month for which Rent is prorated as per
        ---
Section 1.2.

     (s)  "Termination Date" shall mean the last day of the Term.

     1.2 Proration: In the event the Commencement Date shall fall on a day other than (the first day of the month, the Basic Rent and Additional Rent payable hereunder for the balance of the calendar month in which the Commencement Date falls shall be apportioned based on the number of days remaining in that month.

     1.3 Entire Agreement: This Lease consists of this Lease Agreement and the attachments listed in the last Section of this Lease Agreement.

     2.   LEASE PARTICULARS.

     2.1 Basic Rent: The Basic Rent shall be paid in monthly installments on the first day of each month in advance, without offset or deduction, in accordance with the attached Exhibits B and C.

     2.2 Broker: Byron Real Estate Co., Inc, and Resource Realty of Central N.J., Inc.

     2.3  Building: Building C, 2 Crescent Place, Oceanport, New Jersey.

     2.4  Estimated Commencement Date: April 1, 1998.

     2.5  Rentable Area of Building: 67,000 Square Feet.

     2.6  Rentable Area of all Buildings on Real Property: 288,000 Square Feet.

     2.7 Rentable Area of Premises: Initially 42,831 rentable Square Feet measured outside wall to outside wall (the corridor wall between Buildings A and C is an outside wall) and to the center line of all shared interior walls, and including a common area floor factor of 5%; subject to adjustment as set forth herein, and the initial square footage to be measured by Landlord's architect.

     2.8 Tenant's Proportionate Share of Building: Initially 63.4%, subject to adjustment as set forth herein.

     2.9 Tenant's Proportionate Share of Real Property: Initially 14.8%, subject to adjustment as set forth herein.

     2.10 Security Deposit: $51,754.00

     2.11 Number of Consecutive Months in Term: Sixty (60) months.

     2.12 Uses: Office, production, assembly and warehouse. Attached hereto as Exhibit F is a Schedule of permitted uses for the B and I districts in the Borough of Oceanport. Landlord represents that the Real Property is in the industrial or I district.

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     2.13 Initial Electric Service Contribution: $7,138.00.

     2.14 Insurance: $2,000,000.00 combined single limit liability coverage for personal injury and property damage arising out of a single incident.

     2.15 Preparation of Premises: Promptly following the full execution of this Lease Agreement and the Tenant's payment of the Security Deposit and first month's Basic Rent, Landlord shall, at its own cost and expense, hire an architect to prepare construction plans and specifications based upon Tenant's floor plan, a copy of which is attached hereto as Exhibit 6. (Landlord and Tenant acknowledge that said floor plan may be subject to some modification as a result of architectural and structural limitations, to the extent that any aspect of the floor plan is not feasible.) Based upon the architect's plans and specifications, Landlord shall cause the following fit up work to be completed at its own cost and expense except that Tenant shall contribute $25,000.00 toward the cost of same, as more particularly set forth in Section 2.15A below:

     (a) Construct a new main entrance and two employee entrances for a total cost not to exceed $50,000.

     (b) Raise all ceilings in the office area marked with crosshatching on Exhibit A, to approximately ten (10) feet and extend the height of the affected walls.

     (c) Sheetrock walls in the office area as needed and enclose any columns, roof drains or utility cabinets in the office area with sheetrock.

     (d) Replace ceiling tiles and repair ceiling grids in the office area as needed, to provide a functional ceiling with a presentable appearance.

     (e)  Install new lenses in the florescent lights in the office area.

     (f) Install new exterior windows in the offices within the office area so that each office will have one window (subject to structural and aesthetic considerations). These windows will be similar to the windows installed in the CommVault space.

     (g)  Repair roof to be watertight and paint all exposed ceilings white.

     (h) Install new building standard carpet or tile (see Exhibit H) in the office area, including the hallways.

     (i) Remove the evaporator, install drop ceiling and install new building standard carpet in the approximately 24'X 30' and 30' X 40' rooms located to the right of the existing entrance fronting on Eatontown Boulevard.

     (j)  Remove drop power poles as requested by Tenant.

     (k) Add new restrooms in the office area at the locations shown on Exhibit G, to meet all governmental requirements including, without limitation, the requirements of the Americans With Disabilities Act.

     (l) The HVAC equipment and distribution system as currently configured will be in good working condition, satisfactory to maintain a year round temperature of 70 degrees for cooling and 72 degrees for heating, if the entire Premises were being utilized for normal office use.

     (m) Bring in the plumbing for one kitchen break room at the location shown on the attached Exhibit G.

     (n) All seals and bumpers at the three (3) loading docks will be repaired or replaced as needed, and the dock elevator will be in good working condition.

     (o) The tile floor in the production area will be cleaned, and any cracked or stained tiles

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will be repaired or replaced.

     2.15A Tenant's Contribution Toward the Landlord's Fit Up Work: In consideration of the additional bathroom facilities and office modifications to be constructed by Landlord, which were not originally contemplated by Landlord, Tenant agrees to pay the sum of $25,000.00 toward Landlord's fit up work. This sum shall be paid by Tenant to Landlord upon the execution of this Lease.

     2.16 Access to Building: Notwithstanding the Building Hours defined above, Landlord and Tenant acknowledge that Tenant may have access to the Building at any time, 24 hours a day, 7 days a week.

     2.17 Use of Expansion Space: As more particularly set forth below, Tenant shall have the option to lease the remaining approximately 24,500 rentable square feet in Building C during the first six (6) to twelve (12) months of the Term (the "Expansion Space"). For so long as Tenant is not renting the Expansion Space, and for so long as the Expansion Space has not been leased to a third party, Tenant shall be permitted to move their product from the shipping and receiving room to the production area through the Expansion Space. Simultaneously with completing its initial fit up work as described in Section
2.15 above, Landlord will (at its sole cost) open up any necessary walls between the Expansion Space and the Premises to permit this use of the Expansion Space by Tenant. At such time that all or the relevant portion of the Expansion Space is going to be leased to a third party, then Landlord shall so notify Tenant, Landlord shall close up the walls between the Premises and the Expansion Space (and widen the doorway leading from the shipping and receiving room to the hallway, so that Tenant's forklift may safely access the hallway); and thereafter, Tenant shall use the existing hallway between Buildings A and C to move their product from the shipping room to the production area.

     2.18 Option to Rent Expansion Space: During the first six (6) months of the Term, Tenant shall have the option to rent the Expansion Space, subject to the following terms and conditions:

     (a) Tenant's option to rent the Expansion Space shall be void and of no force or effect if the Tenant should be in default (and any applicable cure or grace periods have expired) at the time that Tenant notifies Landlord that it wishes to exercise its option to rent that space.

     (b) At such time that Tenant wishes to exercise this option to rent the Expansion Space, it shall so notify Landlord in writing, which notice shall be accompanied by a check in the appropriate amount (see Section 2.18(c) below) representing the Security Deposit, first month's Basic Rent and first month's Common Charges for the Expansion Space. Upon receipt of Tenant's notice and check, Landlord shall, at its own cost and expense, expeditiously prepare all necessary plans and specifications, and file for all required permits in order to complete the fit up work to the Expansion Space that is described in Section
2.20 below. As soon as Landlord's fit up work is completed, and Landlord obtains, at its sole expense, a final or conditional final approval from the Oceanport construction official for its work that allows Tenant to occupy the Expansion Space, Tenant shall begin paying Basic Rent and its proportionate share of all Common Charges (as defined in Section 9 below), with respect to the Expansion Space. All other terms and conditions of this Lease Agreement shall apply to Tenant's tenancy in the Expansion Space as well, including but not limited to the Renewal Options set forth in Section 2.21.

     (c) At such time that Tenant rents the Expansion Space, it shall remit to Landlord a security deposit in the amount of two times the initial monthly Basic Rent for that space. The Basic Rent for the Expansion Space during the initial Term shall be calculated in accordance with the attached Exhibit C. Tenant shall also pay its proportionate share of Common Charges with respect to the Expansion Space, in accordance with provisions of Section 9. In the event that Tenant only rents a portion of the Expansion Space in accordance with
Section 2.19 below, tile square footage calculations shall be adjusted accordingly.

     2.19 Extension of Option to Rent Expansion Space: In the event that Tenant does not exercise its option to rent the Expansion Space within the first six (6) months of the Term, Tenant shall be permitted to extend the option period for an additional six (6) months (i.e., for the balance of the first year
                                         ----
of the Term), under the following terms and conditions:

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     (a)   Tenant must provide to Landlord written notice of its exercise of this extension of the option to rent the Expansion Space, not later than the last day of the fifth (5th) month of the Term.

     (b) Tenant's fight to extend this option period for the rental of the Expansion Space shall be void and of no force or effect if the Tenant should be in default (and any applicable cure or grace periods have expired) at the time that it notifies Landlord of the exercise of this Extension Period.

     (c) During this second six month option period, Tenant shall pay to Landlord the sum of $3,062.50 per month as consideration for the extension of this option to rent the Expansion Space, through and including the twelfth month of the Term, unless the Expansion Space is sooner rented to either Tenant herein or to a third party in accordance with the provisions of this Section 2.19.

     (d)   If Tenant wishes to rent the Expansion Space during this second six
(6) month period, the provisions of Section 2.18 above shall be applicable.

     (e) In the event that Landlord obtains a proposal to rent all or any portion of the Expansion Space to another tenant before Tenant has served Landlord with notice or its intent to rent the Expansion Space, Landlord shall so notify Tenant of the other proposal, and then Tenant shall have ten (10) business days from the receipt of Landlord's notice within which to notify Landlord that it will rent that same area of the Expansion Space at that time. If Tenant chooses to rent that same area of the Expansion Space, it will start paying Basic Rent, Common Charges and utilities for same calculated in accordance with the terms of this Lease, on the same date that the Landlord's other prospective tenant would have started paying same; provided, however, that in no event shall Tenant be required to commence payment of Basic Rent, Common Charges and utilities prior to Landlord's completion of its work in the Expansion Space as required by Section 2.20. If Tenant does not take that area of the Expansion Space at that time, Landlord may rent it to the other party and this Tenant's option to rent same shall cease, and Tenant's monthly payments under Section 2.19(c) hereof shall be prorated accordingly or ceased entirely if the entire Expansion Space is rented to another tenant.

     (f) In the event that Landlord rents all or any portion of the Expansion Space to another party other than Tenant, then the existing bathroom facilities adjacent to the hallway between Buildings A and C shall be available for use by the other tenants in common with Tenant, and the square footage of Tenant's Premises and its proportionate shares of the Building and the Real Property shall be adjusted accordingly, i.e., by reducing Tenant's square footage and
                               ----
increasing the common area space by the same amount.

     2.20 Fit Up of Expansion Space: At such time that Tenant exercises its option to Rent all or the remaining portion of the Expansion Space, Tenant shall take the space "as is", except that the Landlord shall complete the following fit up work at Landlord's own cost and expense:

     (a) Within ten (10) days of Tenant's notice to Landlord that it will be renting all or the remaining portion of the Expansion Space, Tenant shall advise Landlord of any interior, nonbearing walls that it would like removed, and Landlord shall cause such walls to be removed.

     (b)   Fill the floor to grade level in the existing "pool" area.

     (c)   Paint all of the interior and perimeter walls and ceilings.

     (d)   Install new building standard floor tile (see Exhibit H).

     2.21 Renewal Option: At the expiration of the initial Term, Tenant shall have one option to renew this Lease for an additional term of five (5) years. At the expiration of the first renewal term, Tenant shall have one additional option to renew this Lease for another five (5) year term. Provided, however, that these renewal options shall be of no force or effect if Tenant is in default (and any applicable cure or grace periods have expired) under the terms of this Lease at the time the option is exercised or thereafter through the expiration of the then ending Term; and further provided that these options shall be of no force or effect if Tenant has been late in the

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payment of any rent or additional rent due (i.e., payment received by Landlord more than ten days after it was due), more than three times during the last eighteen (18) months of the then ending Term. If Tenant wishes to exercise any renewal option, it shall do so by so notifying the Landlord in writing in accordance with the "Notices" section of this Lease. In order to exercise the first option, Tenant shall give Landlord not less than twelve (12) months notice prior to the expiration of the initial Term. In order to exercise the second option, Tenant shall give Landlord not less than fifteen (15) months notice prior to the expiration of the first renewal term. If Tenant exercises any renewal option, this tenancy shall continue to be governed by the same terms and conditions as set forth herein, except that the total amount of annual and monthly payments of Basic Rent for each renewal term shall be adjusted as follows:

     (a) During the first renewal term, the Basic Rent shall be calculated at $9.60/square foot/annum for the initial Premises and $8.40/square foot/annum for the Expansion Space.

     (b) During the second renewal term, the annual Basic Rent shall be calculated at the fair market rental value for the entire Premises over the five
(5) year renewal term. If the Landlord and Tenant cannot agree upon the fair market rental value for the Premises (which in no event shall be less than the Basic Rent that was due for the tenth year of the Term) then the following formula shall be utilized to make this determination:

     (i) Not less than thirteen (13) months prior to the inception of the second renewal term, Landlord shall furnish to Tenant a notice in writing (hereinafter called "Landlord's Notice") stating what Landlord perceives to be the fair market rent projected over the five (5) year term. Landlord's Notice shall be accompanied by a certification by an MAI or New Jersey State Certified Real Estate Appraiser as to the fair market rent for the second renewal term. If the Tenant accepts this fair market rent, it shall be effective throughout the second renewal term.

     (ii) If Tenant disagrees with the estimate submitted by Landlord with Landlord's Notice, then within thirty (30) days after the date of receipt of Landlord's Notice, Tenant shall (a) notify Landlord that Tenant is revoking its exercise of the second renewal option; or (b) submit to Landlord an appraisal by an MAI or New Jersey State Certified Real Estate Appraiser of the fair market rent over the second renewal term. If the two estimates are within 5% of one another, the Basic Rent shall be established as the average of the two appraisals.

     (iii) If the two appraisals are not within 5% of one another, the two appraisers, acting on behalf of Landlord and Tenant, shall within fifteen (15) days after Tenant's appraisal has been submitted, jointly appoint a third MAI or New Jersey State Certified Real Estate Appraiser (the "Third Appraiser"). If the two appraisers are unable to agree upon the selection of the Third Appraiser, then the Third Appraiser shall be selected within fifteen (15) days thereafter, by an arbitrator pursuant to the rules of the American Arbitration Association. The Third Appraiser shall furnish to the Landlord and Tenant, not later than the date which is thirty (30) days after this selection, a written appraisal of the fair market rent over the second renewal term. If the estimate as to fair market rent submitted by the Third Appraiser is not greater than the higher of the first two appraisals, nor less than the lower of the first two appraisals, then the appraisal of the Third Appraiser shall establish the Basic Rent which shall be binding upon the Landlord and Tenant for the second renewal term. If the estimate of the Third Appraiser is greater than the higher of the first two appraisals or less than the lower of the first two appraisals then the estimate as to Basic Rent by the Third Appraiser shall be disregarded and the average of the first two appraisals shall establish the Basic Rent which shall be binding upon Landlord and Tenant.

     (iv) Landlord and Tenant shall pay for their own appraisals, and in the event of a third appraisal, the cost shall be shared equally by Landlord and Tenant.

     (v) It is agreed and understood that the fair market rent shall be determined taking into account all factors relevant to such determination.

     3.    LEASE AND RENT.

     3.1 Duration: Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Premises for the Term.

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     3.2   Rent:  Tenant hereby covenants and agrees to pay, when due, the
Basic Rent and all Additional Rent as herein provided.

     3.3   Late Payment:

           Should any installment or installments of Basic Rent or Additional Rent not be paid and received at the Landlord's office on or before the 5th day of the month (provided that Tenant has received written notice from Landlord by fax or other accepted means of notification hereunder at least 24 hours ahead of time), or on or before the 10th day of the month (if Landlord has not so notified Tenant in writing that such installment is late), the Tenant agrees to pay to the Landlord on demand a service charge equal to five percent (5%) of the overdue amount. All unpaid rent plus service charges thereon shall accrue interest at the rate of ten percent (10%) per annum until paid, starting from the eleventh (11th) day after such payment was due. The service charge and any amounts due as a result of applying the default interest rate shall be deemed to be Additional Rent. Tenant acknowledges and agrees that such late payment by Tenant will cause Landlord to incur costs and expenses not contemplated by this Lease, the exact amounts of which will be extremely difficult to ascertain, and that such service charge and default interest rate represent a fair estimate of the costs and expenses that Landlord would incur by reason of Tenant's late payment. Tenant further agrees that such service charge and default interest rate will neither constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any other right or remedy available to Landlord; provided, however, that if Landlord accepts payment of all overdue amounts, together with full payment of such service charges and default interest, Tenant shall be deemed to have cured any default associated with such late payment.

     4.    USE.

     The Premises shall be used only for those uses listed in Section 2.12 hereof and for no other purposes. Tenant shall not at any time use or occupy, or do or permit anything to be done in the Promises, in violation of any law, statutes or regulations of any Governmental Authority having jurisdiction over the use and occupation of the Premises or the Building.

     5.    CHANGE OF COMMENCEMENT DATE.

     The Commencement Date shall be the date on which Landlord has completed its fit up work as described in Section 2.15 above and on which date Landlord obtains, at its sole expense, a final or conditional final approval from the Oceanport construction official for its work and that allows Tenant to occupy the Premises; and on which date Landlord shall deliver to Tenant written notice that the work has been completed and Tenant may take possession. Tenant's Basic Rent and Additional Rent obligations shall be prorated from that date to the end of the calendar month in which such date occurs. Such prorated amounts shall be paid by Tenant to Landlord within ten (10) days following the Commencement Date.

     6.    ACCEPTANCE.

     When Tenant takes possession of the Premises, Tenant shall be deemed to have accepted the Premises as being satisfactory and in good condition as of the date of such possession, subject to Tenant's right to inspect the Premises during the first thirty (30) days following the Commencement Date, and to create a "punch list" of any item that may have been improperly or insufficiently completed by Landlord. Landlord will correct the punch list items as promptly as is practicable.

     7.    COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS.

     7.1 During the Term hereof, the Tenant shall promptly comply with all laws, ordinances, rules, regulations, requirements and directives of the federal, state and municipal governments or public authorities and all of their departments, bureaus and subdivisions, applicable to the use and occupancy of the Premises by Tenant, including laws relating to the correction, prevention and abatement of nuisances, violations and other grievances in, upon or connected with the Premises caused by Tenant; and Tenant shall promptly comply with all orders, regulations, requirements and directives of the Board of Fire Underwriters or similar authority and of any companies which have issued or are about to issue policies of insurance covering the

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Premises and its contents or the Real Property, for the prevention of fire or other casualty, damage or injury, all at the Tenant's own cost and expense. Tenant shall also cause its employees, agents, invitees and guests to comply with the provisions of this Section 7. In the event that the construction of any modifications, alterations or improvements to the Premises that are required by applicable law do not relate to Tenant's specific use thereof, Landlord shall perform such modifications, alterations or improvements, and the cost thereof shall be amortized with interest at prime plus 2% over the useful life of the modification, alteration or improvement in question.

     7.2 Tenant shall not do, or permit anything to be done in or to the Premises, or bring or keep anything therein which will, in any way, increase the cost of fire or public liability insurance on the Real Property or invalidate or conflict with the fire insurance or public liability insurance policies covering the Real Property, and Building fixtures or any personal property kept therein, or obstruct or interfere with the rights of Landlord or of other tenants, or in any other way interfere with the other tenants' rights to quiet enjoyment, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with the present or future laws, rules or regulations of any Governmental Authority. Tenant agrees that any increase in fire insurance premiums on the Building or contents caused by the occupancy of Tenant and any expense or cost incurred in consequence of negligence, carelessness or willful action of Tenant, Tenant's agents, servants, employees, invitees, or licensees, shall be reimbursed to Landlord within ten (10) days of demand therefore. Landlord shall have all the rights and remedies for the collection of same as are conferred upon Landlord for the collection of the Basic Rent provided to be paid pursuant to the terms hereof.

     7.3 As may be mandated by federal and state statutes and regulations, Tenant is expressly forbidden from releasing, threatening to release, dumping, discharging, placing on or in the Real Property, generating, storing, treating, using or disposing of, on the Real Property, any hazardous substances other than in compliance with all applicable laws. For purposes of this Lease, "hazardous substance" means any substance or material giving rise to liability or responsibility under the Resource Conservation and Recovery Act (RCRA) 42 USC
                                                                          ---
Sec. 6901 et seq.; the Comprehensive Environmental Response Compensation and
          -------
Liability Act (CERCLA) 42 USC Section 9601 et seq. as amended by the Superfund
                          ---              -------
Amendment and Reauthorization Act of 1987 (SARA), 42 USC Sec. 9601 et seq.; the
                                                     ---           -------
Federal Clean Water Act, 33 USC Sec. 1301 et seq.; as well as the New Jersey
                            ---           -------
Spill Compensation and Control Act N.J.S.A. 58:10-23.11 et seq.; The New Jersey
                                   --------             -------
Solid Waste Management Act N.J.S.A. 13:1E-1 et seq.; and the New Jersey Water
                           --------         -------
Pollution Control Act N.J.S.A. 58:10A-1 et seq.; and any and all regulations
                      --------          -------
promulgated pursuant to said federal and state laws, or under any municipal ordinances, or any common law theory of nuisance or strict liability.

     7.4 If applicable to any cessation of operations by Tenant at the Premises or any transfer of operations at the Premises from Tenant to another, Tenant shall, at Tenant's own expense, comply with the Industrial Site Recovery Act N.J.S.A. 13:1K-6 et seq. and the regulations promulgated thereunder ("ISRA").
--------         -------
In that regard, Tenant shall, at Tenant's own expense, make all submissions to, provide all information to, and comply with all requirements of, the Bureau of Industrial Site Evaluation (the "Bureau") of the New Jersey Department of Environmental Protection ("NJDEP"). Should the Bureau or any other division of NJDEP determine that a cleanup plan must be prepared and that a cleanup must be undertaken because of any spills or discharges of hazardous substances or wastes at the Real Property which occur due to the act or omission of Tenant, Tenant's agents, invitees, licensees, or employees, then Tenant shall, at Tenant's own expense, prepare and submit the required plans and financial assurances, and carry out the approved plans. Tenant's obligations under this paragraph shall also arise if there is any closing, terminating or transferring of operations of the Tenant's industrial establishment at the Real Property which are subject to ISRA. Any submissions to the Bureau that are required by ISRA shall be made no less than six (6) months before the end of the Tenant's occupancy of the Leased Premises. Landlord shall be kept advised of each step in the ISRA submission process, and the Tenant shall diligently pursue any cleanup plan required by the NJDEP either before or immediately after the expiration of its lease term.

     7.5 At no expense to Landlord, Tenant shall promptly provide all information requested by Landlord for preparation of ISRA non-applicability affidavits and shall promptly sign such affidavits when requested by Landlord. At no expense to Landlord, Tenant agrees to promptly provide any information requested by Landlord regarding Tenant's use and occupancy at the

Premises, as may be needed to evidence compliance with the terms of applicable laws and insurance policies; and Tenant agrees to promptly execute any affidavits or other documents needed in confirmation of same.

     7.6 Tenant shall indemnify, defend and save harmless the Landlord from all fines, suits, proceedings, claims and actions of any kind arising out of or in any way connected with any spills or discharges of hazardous substances or wastes at the Real Property which are attributable to Tenant's acts or omissions; and from all fines, suits, proceedings, claims and actions of any kind arising out of Tenant's failure to provide all information, make all submissions and take all actions required by the provisions of this Section. If Tenant fails to comply in any respect with the provisions of this Section, Tenant shall be responsible for any and all damages, costs of remediation and other costs, penalties, fines, losses and/or expenses (including but not limited to actual attorney's fees and other professional and consultants' fees) arising from or attributable to Tenant's non-compliance. Tenant's obligations and liabilities under this Section shall continue so long as Landlord remains responsible for any spills or discharges of hazardous substances or wastes at the Real Property. Tenant's failure to abide by the terms of this Section shall be restrainable by injunction, as Tenant acknowledges and stipulates that failure to comply herewith will cause irreparable harm to the Landlord.

     7.7 Landlord hereby represents and warrants to Tenant that, at all times prior to the Commencement Date, the Premises and its occupants have complied with ISRA (and its predecessor statute).

     7.8 Landlord hereby indemnifies and agrees to defend and save harmless Tenant from all fines, suits, proceedings, claims and actions of any kind arising out of or in any way connected with the use, handling, storage, processing, disposal, spills or discharges of any hazardous substances or wastes at the Real Property which occurred prior to the Commencement Date (including without limitation the presence of any asbestos containing materials at the Real Property).

     8.   PERSONAL PROPERTY TAXES.

     Tenant agrees to pay all taxes imposed on the personal property of Tenant, the conduct of its business and its use and occupancy of the Premises.

     9.   COMMON CHARGES.

     9.1 Net Lease. This is an absolutely net Lease and it shall be the Tenant's responsibility to pay for all charges and expenses attributable to the Premises, and Tenant shall pay its proportionate share of all Common Charges (herein so called) for the Building and the Real Property. The Tenant's obligation to pay for Common Charges for the Building and the Real Property shall be calculated in accordance with the Tenant's proportionate shares, as set forth in Sections 2.8 and 2.9.

     9.2 Common Charges Defined. The Tenant hereby agrees to pay as Additional Rent its proportionate shares of all Common Charges set forth below.

     (a) "Real Estate Taxes" as set forth in this Section 9.2 shall mean those taxes attributable to the Real Property, provided that, if because of any change in the method of taxation of real estate, any other tax or assessment is imposed upon Landlord or the owner of the land or the Building or both or upon or with respect to the Landlord of the Building or of the rents or income therefrom in substitution for or in lieu of any tax or assessment which would otherwise be a real estate tax, such other tax or assessment shall be deemed real estate taxes for the purposes of this Section. Notwithstanding anything in this Lease to the contrary, to the extent that any Real Estate Taxes increase because of any additional rentable structures placed on the Real Property that will not benefit the Tenant but will benefit other occupants of the Real Property, Tenant shall not be required to pay (through Common Charges or otherwise) any portion of such increase.

     (b) All gas, water, sewer and electric charges for the common areas of the Real Property ("Utility Charges").

     (c) All reasonable and necessary costs of maintaining and managing the entire Real

Property, including but not limited to landscaping, cleaning services for the common areas, snow removal, maintenance and cleaning of the parking lot, repairs of any kind for which Landlord is not reimbursed (except repairs made solely for the benefit of other occupants of the Real Property, other than Tenant herein), painting, replacement of worn out or damaged mechanical equipment, management fees not to exceed 4% of annual gross rents, building and janitorial supplies, sales or use tax on supplies or services, wages and salaries of all persons directly and to the extent engaged by Landlord in the operation, maintenance, management and repair of the Real Property, and any other expense or cost incurred in accordance with standard management practices for office and commercial buildings comparable to the Real Property.

     (d) All costs for repairs to the common areas and utility service systems, including but not limited to repairs to the parking area and to the roof. Provided, however, that specifically excluded are costs reimbursed by insurance, the cost of work performed specifically for a tenant in any building on the Real Property, costs in connection with preparing space for a new tenant, and real estate brokers' commissions.

     (e) Notwithstanding anything to the contrary in this Lease: (i) Common Charges shall not include any expenses incurred in connection with the leasing of space in the Building or other portions of the Real Property to any occupant or the costs of enforcing the obligations of such occupants under their respective leases; (ii) to the extent that any repair or replacement is performed that would be required to be capitalized under generally accepted accounting principles, Landlord shall only be allowed to include the cost of such repair or replacement in Common Charges amortized with interest at prime plus two (2%) percent, over the useful life of the repaired or replaced item; and (iii) Tenant shall only be responsible for Common Charges incurred with respect to the period of Tenant's occupancy of the Premises.

     9.3 Monthly Contribution Payments. On the first day of each month following the Commencement Date of this Lease, Tenant shall pay to Landlord on a monthly basis an estimated amount toward its share of the Landlord's Common Charges. Landlord shall advise Tenant of the estimated monthly amount to be paid initially, and that estimated amount may change from time to time, based upon Landlord's evaluation of anticipated or actual increases or decreases in Common Charges. Provided, however, that for the first year of the Term, Tenant's contribution toward Common Charges other than Real Estate Taxes and Utility Charges shall be capped at a maximum of $1.15 per square foot per annum. For the second through fifth years of the Term, this cap on Tenant's contribution toward Common Charges other than Real Estate Taxes and Utility Charges shall increase by 4% of the dollar figure per square foot per annum (i.e., for the second year
                                                      -----
of the Term the cap would be $1.15 plus 4% = $1.20 per square foot for that year). After the fifth year, there shall be no further caps on Tenant's Common Charge contributions. These payments of Additional Rent shall be due and payable with each monthly installment of Basic Rent.

     9.4 Year-End Reconciliation. Within ninety (90) days after the end of the calendar year, Landlord shall submit to Tenant a statement showing Landlord's Common Charges for the year. If Landlord's statement shows that Tenant's proportionate share of Landlord's Common Charges is greater or less than the amounts paid by Tenant during the year pursuant to Section 9.3 hereof, the deficiency or excess, as the case may be, shall either be payable by Tenant to Landlord within thirty (30) days as Additional Rent, or credited by Landlord to Tenant. Provided that Tenant has paid in full any deficiency within said thirty
(30) day period, Tenant or its representative shall have the right to audit and examine Landlord's books and records with respect to the items on the foregoing Landlord's statement during normal business hours at any time within sixty (60) days following the delivery by Landlord to Tenant of such Landlord's statement. Unless Tenant shall take written exception to any item contained therein within one hundred twenty (120) days after the delivery of same, such Landlord's statement shall be considered as final and accepted by Tenant. If Landlord and Tenant dispute the calculation of Common Charges properly payable by Tenant, either party may submit the dispute to binding arbitration performed under the rules of the American Arbitration Association.

     9.5 Modification of Proportionate Share. Notwithstanding the foregoing, in the event that Landlord undertakes certain repairs or replacements to the common areas of the Real Property or of the Building, that benefit only this Tenant, or this Tenant and some but not all other tenants at the Real Property, then Landlord may, at its sole discretion, apportion the cost of such repairs or replacements among only those tenants benefitted thereby. This Tenant's share of such costs shall be calculated by dividing the total square footage of the Premises by the total rentable square footage of the Building or the Real Property that is also benefitted by the repair or replacement in question, and multiplying the cost of said repair or replacement by that percentage. Amounts due to the Landlord for such costs shall be payable at any time upon demand, or may be included in the annual reconciliation provided for in Section 9.4 above.

     9.6 Limitation and Survival: In no event shall any adjustment in Tenant's obligation to pay Additional Rent under this Section 9 result in a decrease in the Basic Rent payable hereunder. Tenant's obligation to pay Additional Rent and Landlord's obligation to credit to Tenant any amount referred to in this Section 9, for the final year of the Term, shall survive the Termination Date.

     10.   UTILITIES; TRASH REMOVAL; RECYCLING.

     10.1  Tenant shall pay when due all charges for utilities supplied, i.e.,
                                                                         ----
water, sewer, gas and electricity, including utilities for Tenant's heat, ventilation and air conditioning requirements, to or for the exclusive benefit of the Premises. If the Premises are separately metered, Tenant shall maintain its own accounts with the suppliers of these utility services, and payment shall be made directly to the supplier. If there is no separate metering, all applicable charges will be paid to Landlord by Tenant, as Additional Rent, in accordance with Tenant's usage. With respect to electric service, the provisions of Section 11 shall apply if Tenant's Premises are not separately metered.

     10.2 Tenant shall arrange and pay for its own refuse removal in accordance with any plan reasonably set by Landlord for this Real Property. Tenant shall fully comply with all state, county and municipal laws regulating refuse disposal and recycling.

     10.3 Tenant's Premises are not separately metered for electric service, and the manner of billing Tenant for electric service is described at length in
Section 11 below. There is no gas service to the Premises at the present time. With respect to water service, the water bill for the entire Real Property will be allocated among the tenants, in accordance with each tenant's proportionate share of the Real Property. With regard to sewer, the sewer company currently charges $70.00 per quarter for the equivalent of every four full time employees (if a tenant has part time employees, a calculation is done to equate a certain number of part time employees to a full time employee, depending upon the number of hours that they work.)

     11.   TENANT ELECTRIC.

     11.1 Unless and until the Premises are separately metered for electric service, Landlord shall furnish the electric energy that Tenant shall require in the Premises. Tenant shall pay to Landlord, as Additional Rent, for all electric energy furnished to Tenant at the Premises. Additional Rent for such electric energy shall be calculated and payable in the manner hereinafter set forth.

     11.2 The Landlord shall compute the Tenant's use of electricity to the Premises via a computerized measuring system that effectively "submeters" Tenant's usage, and shall compute the cost thereof for the quantity so determined at the actual rates charged to Landlord (including any applicable discounts or credits), taking into consideration all factors, including but not limited to peak demand usages. Tenant shall pay Landlord the cost of such electric energy, as so calculated, on a monthly basis, as Additional Rent, together with its payment of Basic Rent.

     (a) Until such time as Landlord shall complete the aforedescribed computation, Tenant shall pay to Landlord, each and every month, as Additional Rent, for and on account of Tenant's electrical consumption, the sum set forth in Section 2.13 to be applied against Tenant's obligations hereunder. Upon completion of the computation, there shall be an adjustment for the period from the Commencement Date through the date that the results of the computation shall be effectuated as shall be required. Thereafter, Tenant shall continue to pay a monthly Electric Service Contribution, the amount of which shall be based upon the Landlord's periodic computation of Tenant's actual electrical usage.

     (b) Landlord shall submit to Tenant the results of its electric measuring computation on a periodic basis, and any deficiency or excess, as the case may be, shall either be payable by Tenant to Landlord within ten (10) days as Additional Rent, or credited by Landlord to Tenant. Provided that Tenant has paid in full any deficiency within said ten (10) day period, and provided that Tenant continues to pay its monthly Electric Service Contribution in the required amount, Tenant or its representative shall have the right to object to any periodic computation within sixty (60) days of the date that Landlord furnished Tenant with the results of the computation. Unless Tenant takes written exception to the computation with one hundred twenty (120) days after delivery of same, such Landlord's computation shall be considered as final and accepted by Tenant. If Landlord and Tenant dispute the periodic computation of Tenant's electric usage charges payable by Tenant, either party may submit the dispute to binding arbitration performed under the rules of the American Arbitration Association.

     11.3 Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy furnished to the Premises by reason of any requirement, act or omission of the public utility serving the Building with electricity, or for any other reason other than Landlord's fault, negligence or failure to perform its obligations under this Lease.

     11.4 Tenant's use of electric energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises. Landlord warrants and represents to Tenant that the electric service presently available with the existing equipment is 1600 amps, 480 volt, 3 phase service.

     11.5 If the public utility rate schedule for the supply of electric current to the Building shall change during the Term of this Lease, the Additional Rent payable pursuant to Section 11.2 hereof shall be equitably adjusted to reflect the resulting increase or decrease, as the case may be, in Landlord's cost of furnishing electric service to the Premises effective as of the date of any change.

     12.   PARKING.

     Tenant shall have the exclusive use of 15 parking spaces to the south of their new main entrance. Provided, however, that if the Tenant does not rent the Expansion Space, the five most southerly spaces will no longer be reserved for their exclusive use. The Tenant shall also be permitted to use the rest of the Parking Spaces in the parking area for the Building of which the Premises form a part, in common with other tenants and occupants of the Real Property. There shall be no charge for the use of these Parking Spaces. The Landlord reserves the right from time to time to make reasonable rules and regulations as in its judgment may be desirable for the safety, care and cleanliness of the parking lot and for the preservation of good order therein, including but not limited to the allocation of Parking Spaces among the tenants from time to time so that the distribution thereof is fair to all of the tenants. Upon the making of such rules and regulations and when notice thereof has been given to the Tenant, such rules and regulations shall have the same force and effect as if originally made a part of this Lease.

     13.   ENTRY.

     13.1 Landlord's Right of Entry: Landlord and Landlord's agents and representatives shall have the right to enter into or upon the Premises, or any part thereof, at all reasonable hours for the following purposes:

     (a) Examining the Premises and making such repairs or alterations therein as may be necessary in Landlord's sole judgment for the safety and preservation thereof, there being no obligation, however, upon Landlord to make such examination and repairs (except to the extent otherwise specified in this Lease).

     (b) Erecting, maintaining, repairing or replacing wires, cables, conduits, vents or plumbing equipment running in, to or through the Premises.

     (c) On twenty four (24) hours notice, showing the Premises to prospective new tenants during the last six (6) months of the Term, or to any present or future mortgagees at any time.

     13.2 Notices: Landlord shall give Tenant reasonable prior written notice before commencing any non-emergency repair or alteration.

     13.3 Emergencies: Landlord may enter upon the Premises at any time in case of emergency, without prior notice to Tenant.

     13.4 No Eviction: In exercising any of its rights under this Section 13, the Landlord shall not be deemed guilty of an eviction, partial eviction or disturbance of Tenant's use or possession of the Premises and shall not be liable to Tenant for same.

     13.5 Interference: All work performed by or on behalf of Landlord in or on the Premises pursuant to this Section 13 shall be performed with as little inconvenience to Tenant's business as possible, and in such manner as not to unreasonably interfere therewith.

     13.6 Damages: The Landlord shall be responsible for any damages to the Tenant's property or business incurred by the Tenant due to the negligence or improper conduct of the Landlord or any of the Landlord's agents, servants, employees, invitees, etc. who have entered the Premises under this Section 13, but nothing hereunder shall afford Tenant the right to withhold any payment of Basic Rent or Additional Rent hereunder.

     14.   MAINTENANCE.

     14.1  Maintenance by Tenant:

     (a) The Tenant shall take good care of the Premises and at the Tenant's own cost and expense, make all repairs and replacements (other than those required to be made by Landlord hereunder), including painting and decorating, and shall maintain the Premises in good condition and state of repair, and at the expiration of the Term hereof, shall deliver up the rented Premises in good order and condition (but in no better condition than existed on the Commencement
Date), wear and tear from a reasonable use thereof, and damage by the elements not resulting from the neglect or fault of the Tenant, excepted. The Tenant shall neither encumber nor obstruct the sidewalks, driveways, yards, entrances, hallways, and stairs, but shall keep and maintain the same in a clean condition, free from debris, trash and refuse.

     (b) In case of the destruction of or damage of any kind whatsoever to the said Premises, caused by the negligence or willful misconduct on the part of the Tenant or the Tenant's agents, employees, guests, licensees, invitees, subtenants, assignees or successors, the Tenant shall repair the said damage or replace or restore any destroyed parts of the Premises, as speedily as possible, at the Tenant's own cost and expense; provided, however, that to the extent any such damage is covered by insurance maintained by either Landlord or Tenant with respect to the Premises, the parties agree that they will exhaust all insurance proceeds before any claim will be made against Tenant with respect to such damage.

     (c) Throughout the Term of this Lease, and any renewal or extension thereof, Tenant shall maintain in effect a maintenance and service contract for its HVAC equipment and system, with a reputable contractor having all necessary licenses for the same. At such time that Landlord leases all or any portion of the Expansion Space to an entity other than Tenant, Landlord shall at its own cost, make any modifications required to the HVAC system so that it will then serve the Tenant's Premises exclusively.

     14.2  Maintenance by Landlord:

     (a) Landlord shall be responsible for all Structural Repairs when required, and maintain and make repairs to the common areas, and the exterior of the Building, all of which work shall be done by Landlord, the cost of which shall be included in Landlord's Common Charges. Provided, however, that if the need for such repair work arises out of the negligence or willful misconduct of the Tenant, its agents, employees, guests, licensees, invitees, subtenants, assignees or successors, the Tenant shall be fully responsible for the necessary repairs or restoration of any structural damage, damage to the common areas, and/or damage to the exterior of the Building, and Tenant shall cause the same to be repaired or restored as quickly as possible, at Tenant's own cost and expense; and it being further provided that to the extent any such damage is covered by insurance maintained by either Landlord or Tenant with respect to the Premises, the parties agree that they will exhaust all insurance proceeds before any claim will be made against Tenant with respect to such damage.

     (b) Landlord's obligation to keep the sidewalks and parking area free of snow and ice shall be strictly limited to reasonable activity considering the weather, the availability at such time and under then existing circumstances of men and equipment and other factors outside the control of Landlord. The Tenant accepts all risk of use of such facilities, and any act or action by the Landlord or its agents shall not be deemed to create any liability of any kind whatsoever, the Tenant hereby releasing the Landlord for the same as a condition hereof, except under court order or an arbitration award.

     (c) Notwithstanding any provision to the contrary elsewhere in this Lease, for the first three years of the Term, in the event that the HVAC as it exists on the Commencement Date requires the replacement of any major components, Landlord shall be obligated to have such replacements made at its own cost and expense (with such cost not to be included in Common Charges). Provided, however, that if the need for such replacements to major components or any of the HVAC units arises out of the negligence or willful misconduct of the Tenant, its agents, employees, guests, licensees, invitees, subtenants, assignees or successors, or due to the Tenant's failure to comply with the provisions of Section 14.1(c) above, then Tenant shall be fully responsible for the necessary replacements and restoration of any structural damage, damage to the common areas, and or damage to the exterior of the Building arising out of the making of such replacements, all at the Tenant's own cost and expense.

     15.   ALTERATIONS.

     15.1 Changes and Additions. Tenant shall make no changes or additions in or to the Premises of any nature without Landlord's prior written consent, which consent shall not be unreasonably withheld. If Landlord consents to Tenant's proposed alterations, installations, and /or additional improvements in or to the Premises (collectively "Alterations"), then in that event Landlord shall cause such Alterations to be completed in a good and workmanlike manner at Tenant's sole cost and expense. It is hereby agreed that painting, carpeting, wallpapering and other cosmetic changes to the Premises are not considered "Alterations" and may be performed by Tenant without any need for Landlord's consent. The cost of such Alterations shall be at competitive market rates for both labor and materials, and Landlord shall not make any profit thereon. Tenant acknowledges that Landlord may use affiliated entities to perform all or a portion of any Alterations requested by Tenant from time to time. If any particular Alterations requested by Tenant and approved by Landlord shall cost more than $10,000.00, Landlord agrees to put the job out to bid before awarding a contract to any contractor. Unless agreed by Landlord and Tenant to the contrary at the time Landlord approves of the making of an Alteration, all Alterations shall become the property of the Landlord and shall be surrendered with the Premises as a part thereof upon the expiration or sooner termination of this Lease. If Landlord and Tenant so agree at the time of Landlord's approval of an Alteration, Tenant shall, at its sole cost and expense remove such Alteration and repair any resulting damage, upon the expiration or sooner termination of this Lease.

     15.2 Trade Fixtures and Equipment. Nothing in this Section 15 shall be construed to give Landlord title to or to prevent Tenant's installation or removal of trade fixtures, moveable office furniture and equipment. On or before the Termination Date, the Tenant shall remove its trade fixtures, furniture and equipment, at Tenant's own expense, and Tenant shall repair any damage caused by such removal.

     15.3 Abandoned Property. All property permitted or required to be removed at the end of the Term and remaining on the Premises after the Termination Date shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord's property or may be removed from the Premises by Landlord at Tenant's expense.

     15.4 Permits: Prior to the commencement of any Alterations, Landlord shall obtain at Tenant's cost all required permits, approvals and certificates required by all governmental authorities and upon completion of the Alterations, certificates of final approval thereof. Landlord shall deliver duplicates of same to Tenant. Landlord shall carry and will cause its contractors and subcontractors to carry sufficient workmen's compensation, general liability, personal injury and property damage insurance.

     16.   TRANSFERS OF TENANT'S INTEREST.

     Tenant covenants and agrees that it shall not assign its interest in this Lease, in whole or in part, nor shall Tenant, without Landlord's consent (not to be unreasonably withheld), sublet or permit the subletting of the Premises or any part thereof.

     17.   SURRENDER.

     On the Termination Date, or prior expiration of this Lease, Tenant shall peaceably and quietly quit and surrender to Landlord the Premises, broom clean, in as good condition as they were on the Commencement Date, ordinary wear and tear, damage from the elements, repairs and replacements by Landlord, loss by fire, casualty and other causes beyond Tenant's control, and alterations, additions and improvements permitted hereunder, excepted. Tenant's obligation to observe or perform this covenant shall survive the Termination Date or prior expiration of the Term. If the Termination Date falls on a Sunday or a legal holiday, this Lease shall expire at 12 noon on the business day next preceding said date.

     18.   HOLDING OVER.

     If Tenant holds possession of the Premises beyond the Termination Date or prior expiration of the Term, Tenant shall become a tenant from month-to-month at one and one-half (1 1/2) times the then current Basic Rent, AND upon all other terms and conditions of this Lease, and shall continue to be such month-to month tenant until such tenancy shall be terminated by Landlord and such possession shall cease. Nothing contained in this Lease shall be construed as a consent by Landlord to the occupancy or possession by Tenant of the Premises beyond the Termination Date or prior expiration of the Term, and Landlord shall be entitled to the benefit of all legal remedies that now may be in force or may be hereafter enacted relating to the speedy repossession of the Premises.

     19.   [RESERVED]

     20.   QUIET ENJOYMENT.

     Landlord covenants and agrees that, upon the performance by Tenant of all of the covenants, agreements and provisions hereof on Tenant's part to be kept and performed, Tenant shall have, hold and enjoy the Premises, subject and subordinate to the rights set forth in Sections 13 and 23, free from any interference whatsoever by, from or through the Landlord. Provided, however, that under no circumstances does Landlord's violation of this Section 20 or any other provision of this Lease, entitle or authorize the Tenant to withhold all or any part of the Basic Rent or Additional Rent to which Landlord is otherwise entitled, nor shall any such violation entitle or authorize the Tenant to any abatement or deduction in the said rent; but Tenant's sole remedy to obtain compensation or relief in regard to any such violation shall be by the institution of an appropriate civil action against the Landlord.

     21.   AIR AND LIGHT.

     This Lease does not grant any right to air and light.

     22.   DEFAULT.

     22.1 Event of Default by Tenant: Each of the following shall constitute an event of default hereunder:

     (a) The filing of a petition by or against Tenant for adjudication as a bankrupt, or for reorganization, or for an arrangement or for relief under any bankruptcy or insolvency laws (provided, however, that in the case of any involuntary bankruptcy petition filed against Tenant, and as long as Tenant is not otherwise in default hereunder for non-payment or non-performance of its leasehold obligations, Tenant shall have ninety (90) days from the date of filing to obtain the dismissal of such petition before an event of default shall be deemed to have occurred);

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

     (b) The commencement of any action or proceeding for the dissolution or liquidation of Tenant, whether instituted by or against Tenant, or for the appointment of a receiver or trustee of the property of Tenant under any state or federal law or statute for relief of debtors (provided, however, that in the case of any involuntary action or proceeding instituted against Tenant, and as long as Tenant is not otherwise in default hereunder for non-payment or non-performance of its leasehold obligations, Tenant shall have ninety (90) days from the date of commencement of such action, to obtain the dismissal of such action or proceeding before an event of default shall be deemed to have occurred);

     (c) The making by Tenant of a general assignment for the benefit of creditors;

     (d)   The permanent suspension of business by Tenant;

     (e) The filing of a tax lien or a mechanics' lien against the Premises as a result of the action of Tenant (provided, however, that Tenant shall have thirty (30) days to obtain the dismissal of such tax lien or mechanic's lien before an event of default shall be deemed to have occurred);

     (f) Failure by Tenant to pay Landlord within ten (10) days after first coming due the Basic Rent, the Additional Rent herein reserved, or any other sum required to be paid by the terms of this Lease (provided, however, that in the case of any Additional Rent other than Tenant's regular monthly payments on the first of each month toward Common Charges and its electric usage, Tenant shall not be in default unless more than ten (10) days has elapsed since Landlord gave Tenant written notice of the amount of such Additional Rent and date upon which such Additional Rent is due);

     (g) The creation or imposition of a lien or encumbrance on or against the Tenant's interest under this Lease or in or to the Premises whether or not the Tenant consents thereto;

     (h) A failure by Tenant after notice from Landlord and a reasonable opportunity to perform (which period of opportunity shall be not less than thirty (30) days unless Tenant's non-performance is creating an emergent or dangerous condition, in which case it can be shorter) any other term, covenant, agreement or condition of this Lease on the part of Tenant to be performed.

     22.2 Rights and Remedies Upon Default: If an event of default occurs, Landlord shall be entitled to take such action as it deems advisable, from time to time, under any one or more of the provisions of Section 22.2.

     (a) Landlord may proceed as it deems advisable, at law or in equity, to enforce the provisions of this Lease or to collect damages for the breach thereof, or both;

     (b) Landlord may notify Tenant that this Lease shall terminate on a date specified in the notice, and this Lease shall terminate on the date so specified; notwithstanding such termination, Tenant's liability for its failure to comply with any provision of this Lease shall continue;

     (c) Landlord may re-enter the Premises and any improvements located thereon, may repossess itself (by summary proceedings, ejectment or other legal proceedings), may dispossess Tenant, and may remove Tenant from the Premises, without further notice to Tenant; and Tenant waives any right to the service of any notice of Landlord's intention to re-enter provided for by any present or future law, and any right to re-enter the Premises or restore the operation of this Lease;

     (d) Landlord may relet the Premises, as a whole or in part, for such term or terms (which may be greater or less than the period which would have constituted the balance of the Term if the Lease had not been terminated) and on such conditions (which may include concessions or free rent) as Landlord determines. Landlord shall use commercially reasonable efforts to mitigate its damages in the event of a breach by Tenant of its obligations under this Lease; provided, however, that Tenant agrees that Landlord shall not be liable to Tenant for any inability of Landlord to collect rentals from any substitute tenant that Landlord procures for the Premises. Any reasonable expenses of reletting the Premises such as brokers' fees, advertising, decorating, repairs, replacements and alterations shall be payable by Tenant as Additional Rent;

     (e)   [Reserved]

     (f)   [Reserved]

     (g) Tenant shall pay Landlord as Additional Rent, all reasonable attorney's fees and court costs incurred by the Landlord in enforcing its rights hereunder.

     22.3 Advances, Etc. by Landlord: If any event of default occurs, Landlord may pay any amount payable by Tenant under any provision of this Lease or comply with any provision of this Lease on the part of Tenant to be complied with, and make such expenditures in connection therewith (including reasonable attorney's fees incurred by Landlord in enforcing the provisions of this Lease) as Landlord deems advisable; and Tenant shall pay Landlord within ten (10) days of Landlord's demand, in addition to Basic Rent, each amount so paid or expended by Landlord, with interest as aforesaid; but no such payment or compliance by Landlord shall constitute a waiver of Tenant's failure to make such payment or to comply with such provision, or affect any right or remedy of Landlord with respect thereto. Each such payment by Landlord shall be deemed Additional Rent due from Tenant under this Lease.

     22.4 Additional Remedies, Waivers, Etc.: With respect to the rights and remedies of, and waivers by, Landlord:

     (a) The rights and remedies of Landlord under Section 22.2 and 22.3 shall be in addition to every other right and remedy now or hereafter provided by law, and all such rights and remedies shall be cumulative and not exclusive one of the other; and Landlord may exercise such rights and remedies at such times, to such extent, and as often, as Landlord deems advisable, and without regard to whether the exercise of one right or remedy precedes, concurs with or succeeds the exercise of another;

     (b) A single or partial exercise of a right or remedy shall not preclude a further exercise thereof, or the exercise of another right or remedy from time to time;

     (c) No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same, or constitute a waiver of, or acquiescence in, a default;

     (d) No waiver of a default shall extend to or affect any other default or impair any right or remedy with respect thereto;

     (e) No action or inaction by Landlord, whether it be the acceptance of Basic Rent or otherwise, shall constitute a waiver of a default; and

     (f)   No waiver of a default shall be effective, unless it be in writing.

     22.5 Landlord's Default. Notwithstanding anything to the contrary in this Lease, the provisions of this Section 22.5 shall govern the procedures to be followed, and the consequences of, any default by Landlord under this Lease.

     (a) In the event that Landlord shall fail to perform any of its obligations under this Lease, Tenant shall give written notice of such failure to Landlord. Landlord shall not be deemed to be in default of such obligations unless Landlord fails to cure such non-performance within thirty (30) days after receipt of Tenant's notice (except that, with respect to monetary defaults, Landlord shall only have ten (10) days to comply). For non-monetary obligations, if more than thirty (30) days are required to cure such non-performance, Landlord shall not be in default if such cure is commenced within such thirty
(30) day period and thereafter is diligently pursued to completion.

     (b) In the event that Landlord is in default of any of its obligations under this Lease, Tenant shall have the right to perform such obligations and to charge the reasonable costs thereof to Landlord. In the event that Landlord fails to reimburse Tenant for such costs within ten (10) days of Tenant's demand therefor, interest shall accrue on such sums until paid at the rate that interest would accrue hereunder on late payments of rent from Tenant to Landlord.

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

     (c) In addition to the rights and remedies set forth in this Section 22.5, in the event of a default by Landlord of its obligations under this Lease, Tenant shall be entitled to pursue any and all other rights and remedies that Tenant may have against Landlord, whether arising by agreement, at law or in equity.

     (d) In the event that Landlord is in default of its obligations to Tenant under this Lease, Tenant shall not be entitled to offset against the rental payments due to Landlord until Tenant has obtained a judgment against Landlord establishing the amount of Tenant's damages.

     23.   SUBORDINATION AND ESTOPPEL.

     23.1 Subordination: Tenant agrees that this Lease, and all of the Tenant's right, title and interest in and to the Premises, is subject and subordinate to the lien of any mortgages or deeds of trust now or hereafter demising or encumbering all or part of the Real Property, and to all advances made or hereafter to be made upon the security thereof. This subordination provision shall be self operative and no further instrument of subordination shall be required; provided, however, Tenant agrees to execute and deliver, within ten
(10) days of receipt of same, such further instrument or instruments confirming this subordination as shall be desired by Landlord or by any lessor or lessee or mortgagee of the Real Property provided the same does not vary or alter the terms of this Lease. Notwithstanding the foregoing, Tenant's agreement to subordinate its leasehold interest in the Premises to the interest of any mortgagee or deed of trust holder (collectively, "mortgagee") is contingent upon such mortgagee, for itself and its successors and assigns, entering into a nondisturbance agreement with Tenant which will provide that so long as no event of default by Tenant under this Lease has occurred and is continuing: (i) Tenant shall not be joined as a party defendant in any foreclosure or other action which may be instituted by such mortgagee by reason of any default under the terms of its lending arrangements; (ii) Tenant shall not be dispossessed of the Premises by such mortgagee; (iii) Tenant's leasehold estate under the Lease shall not be terminated or disturbed by such mortgagee; and (iv) Tenant's rights under the Lease shall not be diminished, or Tenant's obligations increased, by reason of any default under the mortgagee's lending arrangements or any foreclosure of any mortgage or transfer of the Real Property to such mortgagee in lieu of foreclosure. Landlord agrees to obtain for the benefit of Tenant a non-disturbance agreement (consistent with the requirements set forth above) from all existing mortgagees of the Real Property.

     23.2 Estoppel Certificates: Within ten (10) days after either party shall have requested the same, the other party shall deliver a certificate to it certifying:

     (a) The Tenant has accepted the Premises, has made no advancement for or on behalf of the Landlord for which it has a right to deduct from or offset against future rentals as of the date of certification and has not paid Basic Rent or Common Charges for more than the current month in which the certificate is made;

     (b) The Lease is in full force and effect, free from any default by either party (to the best of the knowledge of the party executing the certificate), and has not been changed, modified or amended except as stated in the certification of the Tenant;

     (c) If a corporation, Tenant's Board of Directors has duly authorized execution of the lease and other documents; and

     (d) Any other provisions as may be reasonably requested by Landlord or Tenant, provided any such additional provision does not vary the terms of this Lease.

     24.   CASUALTY AND CONDEMNATION.

     24.1 Damage by Fire or other Casualty: If the Premises shall be damaged by fire or other casualty not arising from the intentional wrongdoing of Tenant, or its servants, agents, employees, invites or licensees the following shall apply:

     (a) Except as otherwise provided in subsection (c) hereof, the damage shall be repaired by and at the expense of Landlord (which expense will not be included as part of Landlord's Operating Expenses), and if any of the Premises is unusable, the Basic Rent and Additional Rent shall be equitably apportioned according to the part of the Premises which continues to be usable by Tenant until such repairs shall be made. Notwithstanding anything below, Tenant shall not pay Basic Rent or Common Charges if Tenant cannot use the space. Tenant shall repair or replace its own furniture, furnishings and equipment.

     (b) If the Premises are totally damaged or are rendered wholly untenantable, and Landlord's architect certifies that the damage cannot be repaired within one hundred eighty (180) days of the casualty ( a "Total Destruction"), then Landlord shall give Tenant notice of such Total Destruction within thirty (30) days of the date of the casualty, and the Term shall expire ten (10) days after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord. Notwithstanding anything to the contrary in this Lease, the 180 day period aforesaid may not be extended by Excusable Delays.

     (c) If any casualty causes less than a Total Destruction, then Landlord shall complete the repair and restoration of the Premises within one hundred eighty (180) days from the date of the casualty, subject, however, to Excusable Delays. If the Premises are not repaired or restored within said period plus extensions for Excusable Delays, Tenant shall have the right to cancel and terminate this Lease upon the delivery of a notice to Landlord delivered after the expiration of the aforesaid 180 day period, as extended. Notwithstanding the foregoing provisions of this Section 24.1(c), however, if less than two (2) years remain in the Term at the time of any casualty loss that would cost more than $100,000.00 to repair, Landlord shall not be required to repair and restore the Premises unless Tenant commits within thirty (30) days of the casualty to exercise its next renewal option; or if no renewal options remain at the time, the parties must negotiate at least a five-year lease extension during that time period, before Landlord will be obligated to proceed with repairs and restoration.

     (d) Landlord agrees that it shall diligently pursue all repair and restoration work required on its part to be completed at Landlord's expense.

     (e) Nothing in this Section 24.1 shall require or obligate Landlord to repair or replace any of Tenant's personal property, trade fixtures or Alterations.

     24.2 Condemnation: If the entire Premises, or access thereto, or a substantial portion of the parking therefor, shall be acquired by eminent domain proceedings, or conveyance in lieu thereof, (a "Taking"), the Term shall cease and terminate from the date possession of the taken area is transferred to the condemnor. If only a portion of the Premises or the Building shall be so acquired or condemned and such taking materially interferes with Tenant's ability to conduct its business, this Lease shall cease and terminate upon Tenant's delivery of notice thereof to Landlord. If, however, Tenant may continue to reasonably conduct its business in the remaining portion of the Premises, then, at Tenant's option, this Lease shall not cease and an equitable adjustment of the Basic Rent and Additional Rent payable by Tenant for the remaining portion of the Premises shall be made. In the event of a Taking, whether or not this Lease terminates, Tenant shall have no claim against Landlord for the value of any unexpired Term or any other losses resulting from the Taking (other than for the adjustment of the Basic Rent and Additional Rent as herein before mentioned), nor shall Tenant be entitled to any portion of any amount that may be awarded as damages to the Landlord by the condemning authority. However, whether or not this Lease terminates, Tenant shall have the right to make a separate claim against the condemning authority for the value of Tenant's Alterations made after the Commencement Date, moving expenses, and any other economic loss suffered by Tenant as a result of the taking.

     25.   CHANGES SURROUNDING BUILDING.

     This Lease shall not be affected or impaired by any change in any sidewalk, alley or street, parking or common areas adjacent to or around the Building or by changes to any other buildings on the Real Property.

     26.   TENANT'S PROPERTY.

     26.1 The Tenant hereby assumes the risk of loss or damage, including all consequential losses and damage, to any real or personal property, constructed, used, kept, placed, or stored by Tenant in

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

or at the Premises, or real or personal property used, kept, placed, or stored by Tenant in or at other property of the Landlord of which the Premises form a part, including the Real Property, caused by fire, water, theft, war, vermin, flood or any other casualty or peril normally included in multi-peril all risk insurance with minimum allowable specific peril or casualty exclusions, agrees not to look to the Landlord or its allied or affiliated corporations, partnerships, or individuals for indemnification for the same, and hereby releases the Landlord from any liability for any such loss or damage. The Tenant agrees to look solely to third parties, its insurer, if any, or itself for compensation for such loss or damage.

     26.2 Notwithstanding the foregoing, Landlord shall be liable to Tenant for damages caused by the gross negligence or willful omission of Landlord or its agents, servants, employees, invitees, etc., if the resulting loss and damages are not covered by Tenant's commercially acceptable business insurance policy.

     27.   NOTICE.

     All notices required under the terms of this Lease shall be sent by personal delivery, overnight courier (e.g., Federal Express), or by mailing such notices by certified or registered mail, return receipt requested, to the Landlord at the address shown at the head of this Lease, and to Tenant at the Premises, or to such other address of the Landlord or Tenant as may be designated by them in writing, which notice of change shall be given in the same manner. Facsimile machine transmission of notices is not deemed adequate notice
                                                     ---
or service. Notices sent by personal delivery shall be effective upon actual receipt at the address of the addressee. Notices sent by overnight courier shall be effective as of the date deposited with the courier service for next day delivery. Notices sent by certified mail or registered mail shall be effective as of the date deposited with and postmarked by the U.S. Postal Service, properly addressed, with postage thereon prepaid.

     28.   DISCLAIMER BY LANDLORD.

     Subject to the provisions of Sections 7.3, 7.8, and 13.6, except due to Landlord's recklessness or intentional misconduct, the Landlord shall not be responsible for the loss of or damage to property, or injury to persons, occurring in or about the Premises and Real Property, by reason of any existing or future condition, defect, matter or thing in the Premises or Real Property, or for the acts, omissions or negligence of other persons or tenants in and about the Premises and the Real Property.

     29.   INSURANCE.

     29.1 Tenant's Insurance: Tenant shall provide on or before the Commencement Date for the benefit of Landlord and Tenant a normally commercially available comprehensive policy of liability insurance insuring against accident on or about the Premises or any appurtenances thereto. Such policy is to be written by good and solvent insurance companies reasonably satisfactory to Landlord, and the limits of liability thereunder shall not be less than the amounts set forth in Section 2.14 hereof for personal injury, including death, in respect of any one person, in respect of any one occurrence, and in respect of property damage. Such insurance may be carried under a blanket policy covering other locations of Tenant, if any. Landlord shall be named as an additional insured under such policy. Prior to the time such insurance is first required by this Section 29 to be carried by Tenant, and thereafter, at least fifteen (15) days prior to the expiration of any such policy, Tenant agrees to deliver to Landlord either a duplicate original of the aforesaid policy or a certificate evidencing such insurance, which policy or certificate shall provide that such insurance may not be canceled except upon thirty (30) days prior notice to Landlord. Upon failure at any time on the part of Tenant to procure and deliver to Landlord the policy or certificate of insurance, as hereinabove provided, stamped "Premium Paid" by the issuing company at least fifteen (15) days before the expiration of the prior insurance policy or certificate, if any, or to pay the premiums therefor, Landlord shall be at liberty, from time to time, as often as such failure shall occur, to procure such insurance and to pay the premium therefor, and any sums paid for insurance by Landlord shall be and become, and are hereby declared, to be Additional Rent hereunder for the collection of which Landlord shall have all the remedies provided for in this Lease or by law for the collection of rent. Payment by Landlord of such premium or the carrying by Landlord of any such policy shall not be deemed to waive or release the default of Tenant with respect thereto. Tenant's failure to provide and keep in force the aforementioned insurance shall be regarded as an

Event of Default hereunder entitling Landlord to exercise any or all of the remedies as provided in this Lease.

     29.2 Landlord's Insurance: Throughout the Term of this Lease, the Landlord shall maintain in effect full replacement cost hazard insurance coverage on the Building and the Real Property. Landlord shall provide to Tenant proof of such hazard insurance coverage.

     29.3 Waiver of Subrogation: Landlord and Tenant shall each obtain for each insurance policy procured by it regarding the Premises, the Building or the Real Property, or any property located thereon, an appropriate clause therein or endorsement thereto, pursuant to which each such insurance company waives its subrogation rights against Landlord and Tenant, and their respective owners, managers, directors, officers and employees. If the waiver of subrogation shall not be obtainable except at additional charge, the party procuring such insurance shall pay such charge. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby waive all rights of recovery and causes of action that either of them now or hereafter may have against the other for any damage to the Premises, the Building, the Real Property and any other property of Landlord or Tenant, to the extent caused by the perils insured against or required to be insured against pursuant to this Lease, whether or not such damage was caused, in whole or in part, by the negligence or willful misconduct of the Landlord or Tenant or by persons for whom they are legally responsible.

     30.   TENANT'S LIABILITY.

     In addition to the other obligations and liabilities of the Tenant set forth herein, Tenant shall reimburse Landlord for all expenses, damages or fines, incurred or suffered by Landlord by reason of any breach, violation or nonperformance by Tenant, its agents, servants, employees, or licensees of any covenant or provision of this Lease, or by reason of damage to persons or property caused by moving property of or for Tenant in or out of the Building, or by the installation or removal of furniture or other property of or for Tenant or by reason of or arising out of the carelessness, negligence or improper conduct of Tenant or its agents, servants, employees, and licensees in the use or occupancy of the Premises or the Common Areas. Any such expense, if any, which Tenant is required to pay to Landlord shall be deemed Additional Rent, due ten (10) days after Landlord's written demand therefor.

     31.   RULES AND REGULATIONS.

     The Tenant shall comply and cause its employees, agents, and invitees to comply with all rules and regulations adopted by the Landlord in connection with the use of the Premises and the common areas of the Real Property. A copy of the Landlord's current rules and regulations are annexed hereto, and the Tenant shall also comply with all reasonable supplements and amendments thereto which are hereafter adopted by the Landlord. All rules and regulations and supplements thereto which the Landlord may adopt shall be in writing, and a copy thereof shall be delivered to the Tenant. If the Tenant shall fail to cure any violation of these rules and regulations within the time provided for the cure of non-monetary obligations under this Lease, such failure shall constitute a default under this Lease.

     32.   MISCELLANEOUS.

     32.1  [Reserved]

     32.2 Mechanics' Liens: Any mechanics', materialmen's, or laborer's lien filed against the Real Property for work claimed to have been done for, or materials claimed to have been furnished to Tenant, shall be bonded or otherwise removed by Tenant, at Tenant's expense, within thirty (30) days.

     32.3 Notice of Fire and Accidents: Tenant shall give Landlord prompt notice in case of fire or accident on the Premises or, if involving Tenant, its servants, agents, employees, invitees, or licensees, in the Building or on the Real Property.

     32.4  [Reserved.]

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

     32.5 Force Majeure: If by reason of an Excusable Delay, including, without limitation, a strike, labor troubles or other causes beyond Landlord's or Tenant's control, or governmental preemption in connection with a national emergency or any rule, order or regulation of any Governmental Authority, or conditions of supply and demand which are affected by war or other emergency, Landlord or Tenant shall be unable to fulfill its obligations under this Lease or shall be unable to supply any service which Landlord or Tenant is obligated to supply, the period for performance of such obligation shall be extended by a period equal to the period of Excusable Delay.

     32.6 Broker: Landlord and Tenant each represents that it has not dealt with any real estate broker in connection with this Lease, other than the Broker listed in Section 2.2 hereof, if any. Tenant and Landlord hereby indemnify and hold the other party harmless of and from any and all claims, liabilities, costs or damages the other party may incur as a result of a breach of this representation by the indemnifying party.

     32.7 Construction: The following rules shall be employed in interpreting this Lease:

     (a) Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of covenants;

     (b) Words of any gender used in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural, when the sense requires;

     (c) All pronouns and any variations thereof shall be deemed to refer to the neuter, masculine, feminine, singular or plural as the identity of the Tenant requires;

     (d) No remedy or election given by an provision in this Lease shall be deemed exclusive unless so indicated, but each shall, wherever possible, be cumulative with all other remedies in law or equity except as otherwise specifically provided;

     (e)   [Reserved]

     (f) The parties mutually agree that the headings and captions contained in this Lease are inserted for convenience of reference only, and are not to be deemed part of or to be used in construing this Lease.

     (g) Each provision hereof on the Landlord's or Tenant's part to be performed shall be deemed a covenant running with the land;

     (h) This Lease has been executed and delivered in the State of New Jersey and shall be construed in accordance with the laws of the State of New Jersey;

     (i) Landlord has made no representations or promises with respect to the Premises or the Real Property, except as expressly contained herein. Tenant has inspected the Premises and agrees to take the same in an "As Is" condition except as otherwise expressly set forth. Landlord shall have no obligation, expressed or implied, except as herein set forth, to do any work in and to the Premises to render them ready for occupancy and use by Tenant; and

     (j) The terms, conditions, covenants and provisions of this Lease shall be deemed to be severable. If any clause or provision herein contained shall be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision herein, but such other clauses or provisions shall remain in full force and effect.

     32.8 Building Maintenance: Landlord agrees to maintain the exterior of the Building and the common areas of the Real Property in a neat, clean and orderly condition.

     32.9 Waiver of Jury Trial: Landlord and Tenant hereby mutually waive any and all rights which either may have to request a jury trial in any proceeding at law or in equity in any court of competent jurisdiction.

     33.   MANAGING AGENT.

     33.1 Designation of Managing Agent: The parties hereby acknowledge that at this time and until further notice, G.B. Ltd. Oper. Co., Inc., shall be the managing agent for the Landlord. All payments of rent and additional rent and any other payments required under the terms of this Lease shall be made payable to G.B. Ltd. Oper. Co., Inc., and shall be delivered to G.B. Ltd. Oper. Co., Inc., 63 West Main Street, P.O. Box 5008, Freehold, New Jersey 07728. Furthermore, the Tenant shall direct all written communication (including notices under Section 27 hereof) with respect to this tenancy solely to G.B. Ltd. Oper. Co., Inc., at the aforementioned address, or otherwise by telephoning
(732) 780-8888.

     33.2 Change of Managing Agent: At any time and from time to time during the term of this Lease, Landlord may designate a different firm or entity as managing agent, and/or Landlord may change its directions to Tenant as to where Basic Rent and Additional Rent payments shall be made. Landlord shall send Tenant advance written notice, advising of any such changes in managing agent or rent payment instructions.

     34.   LANDLORD'S RIGHT TO MODIFY.

     Anything contained in the within Lease to the contrary notwithstanding, it is specifically understood and agreed by and between the parties hereto that Landlord retains the sole and uncontrolled right and discretion (at Landlord's sole cost and expense, not to be passed through to Tenant as Common Charges) to vary, modify or alter the size of the Property and/or the buildings, to add thereto or to subtract therefrom, or to make any modifications thereto, additions thereto, deletions therefrom or expansion thereof as Landlord may in its sole discretion elect to do; provided always, however, that no such variation, modification, or alteration shall operate so as to affect the Premises in such a way as would vary, modify or alter the size thereof or as would materially and adversely affect Tenant's access thereto, use and enjoyment thereof or of the common areas associated therewith. Landlord retains and shall retain in its sole discretion the right to enlarge or diminish the common areas; provided, however, that in connection with any enlargement or diminution of the common areas, (i) Tenant shall not be required to incur any increased costs (including, without limitation, through increased Common Charges) as a result of such enlargement or diminution; and (ii) Tenant's access to the Premises and use of the parking facilities shall not be adversely affected.

     35.   CORPORATE TENANTS.

     In the event Tenant is a corporation, the persons executing this Lease on behalf of Tenant hereby covenant and warrant that: Tenant is a duly constituted corporation qualified to do business in the State of New Jersey; all of Tenant's franchise and corporate taxes have been paid to date; all future forms, reports, fees and other documents necessary for Tenant to comply with applicable laws will be filed by Tenant when due; and such persons are duly authorized by the board of directors of such corporation to execute and deliver this Lease on behalf of the corporation.

     36.   SUCCESSORS & ATTACHMENTS.

     36.1 The terms and conditions of this Lease and attachments shall inure to and be binding upon the parties hereto and their respective heirs or successors and assigns.

     36.2  The exhibits and other attachments to this Lease are the following:

           (a) Exhibit A - Floor plan of the building, showing the Premises area and the Expansion Space.

           (b)  Exhibit B - Basic Rent Schedule for Initial Premises.

           (c)  Exhibit C - Basic Rent Schedule for Expansion Space.

           (d)  Exhibit D - Rules and Regulations.

           (e)  Exhibit E - Metes and Bounds Description of the Real Property.

          (f)  Exhibit F - Permitted Land Uses.

          (g)  Exhibit G - Tenant's Floor Plan of Premises.

          (h)  Exhibit H - Building Standard Materials.


     IN WITNESS WHEREOF, the parties hereto have executed this Lien on the day and year first above written.

Witness/Attest:                         G.B. Ltd., L.L.C., Landlord


_______________________                 By: /s/ Carl P. Gross 2/9/98
                                            -------------------------------
                                            Carl P. Gross, Managing Member


                                        Tellium, Inc., Tenant


/s/               2/6/98                By: /s/               2/6/98
---------------------------                 -------------------------------

                         AMENDMENT TO LEASE AGREEMENT
                         ----------------------------


LANDLORD:      G.B. LTD., LLC

TENANT:        TELLIUM, INC.

PREMISES:      42,831 Rentable Square Feet in Building C
               Monmouth Park Corporate Center II
               2 Crescent Place
               Oceanport, NJ 07757

DATE:          February 9/th/, 1998

     Landlord and Tenant are entering into a Lease Agreement with respect to the Premises described above simultaneously with executing this Amendment to Lease Agreement. All terms used herein shall have the same definitions as set forth in the Lease Agreement.

     Landlord represents to Tenant that the Real Property is in a flood zone, having a base flood elevation for the 100 year flood zone of 11 feet. Within fourteen (14) days of full execution of the Lease Agreement and this Amendment, Landlord shall obtain from a licensed surveyor of the State of New Jersey, an elevation certificate showing the elevation of the finished floor of Building C as being above the 100 year flood zone base flood elevation of 11 feet. If Landlord cannot deliver this elevation certificate to Tenant within that fourteen day period, or if the elevation certificate shows that the finished floor of the building is at or below the base flood elevation of 11 feet, then Tenant may, at its option, terminate this Lease Agreement by serving written notice of termination upon Landlord within five days of receipt of said elevation certificate, or within five days of the end of the fourteen day period, if no elevation certificate is delivered.

     IN WITNESS WHEREOF, the parties hereto are executing this Amendment to Lease Agreement on the date first written above.

Witness/Attest:                              G.B. Ltd., L.L.C., Landlord


____________________________                 By: /s/ Carl P. Gross 2/9/98
                                                 -------------------------------
                                                 Carl P. Gross, Managing Member


                                             Tellium, Inc., Tenant

/s/               2/6/98                     By: /s/               2/6/98
----------------------------                     -------------------------------

                         AMENDMENT TO LEASE AGREEMENT
                         ----------------------------

LANDLORD:                G.B. Ltd., L.L.C.

TENANT:                  Tellium, Inc.

INITIAL PREMISES:        42,831 Square Feet in Building C
                         2 Crescent Place, Oceanport, New Jersey
ADDITIONAL PREMISES:     2,184 Square Feet in Building C
TOTAL PREMISES:          45,015 Square Feet in Building C

DATED:                   May 20, 1998

     Landlord and Tenant entered into a Lease Agreement and Amendment to Lease Agreement with respect to the Initial Premises on or about February 9, 1998. Landlord and Tenant have now agreed upon terms under which Tenant shall also rent the Additional Premises described above, as follows:

     1. To the extent not modified herein, the terms of the Lease Agreement and Amendment thereto (hereinafter collectively referred to as the "Lease" or "Lease Agreement") dated February 9, 1998 shall continue in full force and effect, and shall be applicable to the Total Premises.

     2. Attached hereto and designated as Amended Exhibit A is a floor plan of Building C, showing the Initial Premises and the Additional Premises.

     3. The following sections of the "Lease Particulars" section of the Lease Agreement are amended as follows:

     2.1 Basic Rent: Tenant's Basic Rent for the Total Premises shall be calculated in accordance with Exhibit B to the Lease Agreement.

     2.7 Rentable Area of Premises: The rentable area of the Total Premises shall be 45,015 Square Feet measured outside wall to outside wall plus Tenant's share of the common areas.

     2.8 Tenant's Proportionate Share of Building: Initially 67.19%, subject to adjustment as set forth in the Lease Agreement.

     2.9 Tenant's Proportionate Share of Real Property: Initially 15.63%, subject to adjustment as set forth in the Lease Agreement.

     2.13 Initial Electric Service Contribution: $7,502.50 per month for the Total Premises.

     2.15 Preparation of Additional Premises: The terms of the Lease Agreement shall remain in full force and effect with respect to the preparation of the Initial Premises. The following pertains solely to the Additional Premises. Except as set forth in the next sentence, Tenant shall accept the Additional Premises including the space configuration, electrical, plumbing, mechanical, HVAC, lighting and all building systems, in existing condition. Prior to the Commencement Date, Landlord shall, at its own cost and expense, relocate the existing wire fence so that it separates the Additional Premises from the Expansion Space.

     4. Landlord and Tenant hereby acknowledge and agree that the provisions of Sections 2.17 through and including 2.21 shall remain in full force and effect as written in the Lease Agreement, except that the Additional Premises shall no longer be treated as or be deemed to be a part of the Expansion Space.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Lease on the day and year first above written. The persons who are executing this Lease on behalf of the Landlord and Tenant represent that they are authorized to do so on behalf of their respective entities.

WITNESS/ATTEST:                              G.B. LTD., L.L.C., Landlord


_________________________                    By: /s/ Carl P. Gross
                                                 ------------------------------
                                                 Carl P. Gross, Managing Member

                                             Tellium, Inc., Tenant


/s/ Scott L. Kahn                            By: /s/ M. Farooque Mesiya
-----------------                                ------------------------------
Scott L. Kahn                                    M. Farooque Mesiya

                      THIRD AMENDMENT TO LEASE AGREEMENT
                      ----------------------------------

LANDLORD:                           G.B. Ltd., L.L.C.

TENANT:                             Tellium, Inc.

CURRENT PREMISES:                   45,015.0 Square Feet in Building C
                                    2 Crescent Place, Oceanport, New Jersey

ADDITIONAL PREMISES:                5,240.0 Square Feet in Building B
                                    21,985.0 Square Feet in Building C

NEW TOTAL PREMISES:                 72,240.0 Square Feet in Buildings B and C

DATED:                              April 19th, 2000

          Landlord and Tenant entered into a Lease Agreement and Amendment to Lease Agreement with respect to 42,831 square feet of the Current Premises on or about February 9, 1998. Landlord and Tenant entered into another Amendment to Lease Agreement with respect to 2,184 square feet of the Current Premises on or about May 20, 1998. (The Lease Agreement and the two Amendments to Lease Agreement are hereinafter collectively referred to us the "Lease"). Landlord and Tenant have now agreed upon terms under which Tenant shall also rent the Additional Premises described above, as well as other changes to the terms of the Lease, all of which are memorialized in this Third Amendment to Lease Agreement ("Third Amendment") as follows:

          1. To the extent not modified herein, the terms of the Lease shall continue in full force and effect, and shall be applicable to the New Total Premises.

          2. Attached to this Third Amendment to Lease Agreement is Amended Exhibit A, which shows all of the space in Building C that comprises the Current Premises and the "Expansion Space," which is the 21,985 square feet of the Additional Premises to be rented by Tenant in Building C. Attached hereto and designated as Exhibit 1 is a floor plan of all the Buildings on the Real Property, showing the 5,240 square feet of the Additional Premises to be rented by Tenant in Building B.

          3. The following sections of the original Lease Agreement are amended as follows:

          2.  LEASE PARTICULARS

               2.1 Basic Rent: Upon the Commencement Date for the Additional Premises, Tenant's Basic Rent shall be calculated and paid as follows:

               (a) For the portion of the New Total Premises in Building C, the Basic Rent shall be $634,671.25 per annum, payable $52,889.27 per month, for the first 36 months of the Term following the Commencement Date for the Additional Premises. For the last 24 months of the Term, the Basic Rent for the portion of the New Total Premises in Building C shall be $871,000.00 per annum, payable $72,583.33 per month.

               (b) For the portion of the New Total Premises in Building B, the Basic Rent shall be $68,120.00 per annum, payable $5,676.67 per month, throughout the Term.

               2.4 Commencement Date: The Commencement Date for the portion of the Additional Premises in Building B shall be June 1, 2000. The Commencement Date for the portion of the Additional Premises in Building C shall be June 1, 2000.

               2.7 Rentable Area of Premises: The rentable area of the New Total Premises is deemed to be 72,240.0 Square Feet.

               2.8 Tenant's Proportionate Share of Buildings: 6.7% with respect to Building B, and 100.0% with respect to Building C.

               2.9 Tenant's Proportionate Share of Real Property: 1.8% with respect to Building B, and 23.2% with respect to Building C, for a total of 25.0% for the New Total Premises.

               2.10  Security Deposit:  $110,741.00, of which $51,754.00 was previously deposited with Landlord upon execution of the Lease Agreement.

               2.11 Number of Months in Term: Sixty (60) months from the Commencement Date for the Additional Premises, during which Term Tenant shall rent the New Total Premises.

               2.15 Preparation of Additional Premises: Tenant shall accept the Additional Premises, including the space configuration, electrical, plumbing, mechanical, HVAC, lighting and all building systems, in existing condition, subject only to the following work to be performed by Landlord at its sole cost and expense:

               (a) On or before April 20, 2000, Tenant shall provide to Landlord a written list of any and all cafeteria equipment and fixtures that it wants left in the Additional Premises in Building B, and a written list of any and all cafeteria equipment and fixtures that it wants removed from the Additional Premises in Building B. As to the former, the Landlord shall leave any such cafeteria equipment and fixtures in place, making no representation whatsoever as to their operating condition, and Tenant may use the equipment and fixtures as it wishes after the Commencement Date. As to all cafeteria equipment and fixtures that are on Tenant's list of items to be removed, Landlord shall remove such cafeteria equipment and fixtures from the Additional Premises in Building B, prior to the Commencement Date for that space, and repair any damage caused by such removal.

               (b) On or before April 27, 2000, Tenant shall advise Landlord in writing as to which non-bearing sheetrock walls it wants removed from the interior of the Additional Premises in Building C. The Landlord shall not remove any weight-bearing walls or any block walls. If Tenant does not send notice to Landlord by 5:00 p.m. on April 27, 2000, then Landlord shall not remove any walls from the Additional Premises in Building C.

               (c) Cut in a maximum of twelve (12) additional windows in Building C, of a similar size and quality as were previously installed in Tenant's Current Premises, subject to a plan to be mutually agreed upon by Landlord and Tenant. Promptly following the full execution of this Third Amendment, Landlord shall hire an architect to meet with Tenant and to prepare a sketch of where the windows will be located. The architect shall deliver the sketch to Landlord and Tenant, and they shall agree upon the location of the windows, by May 5, 2000.
          The architect shall then be directed to prepare construction drawings, which shall then be submitted to the municipality to obtain the necessary permits. As soon as the permits are issued, construction of the windows shall commence. Landlord shall use its best efforts to have the additional windows completed as soon as possible, in accordance with the foregoing steps that must be taken to accomplish same.

               (d) Raise the floor to grade level in the existing "pool" area in Building C, as may be required by Tenant.

               (e)   Install new and/or repair the roof on Building C.

               (f) Install a drop ceiling or paint the existing ceiling, as necessary, throughout the Additional Premises in Building C.

               (g) Sheetrock all perimeter walls in the Additional Premises in Building C, as required by Tenant.

               (h) Repaint all the remaining walls and perimeter walls in the Additional Premises, using building standard paint.

               (i) Install new floor coverings throughout the Additional Premises, using building standard carpet and vinyl tile, to be selected by Tenant from Landlord's samples.

               (j) Provide building standard HVAC, sprinklers and lighting throughout the Additional Premises, similar to that which was installed by Landlord in the Current Premises.

               (k) Provide access from the cafeteria to the adjacent courtyard, i.e., remove bushes and create a pathway.
                     ----

               (l) Landlord shall deliver the Additional Premises vacant, broom clean, free of all hazardous materials and in compliance with all laws.

               (m) Landlord agrees to use its best efforts to complete all of the above fit up work except for the additional windows, not later than June 1, 2000, subject to the municipal permitting process, and provided that by April 27, 2000, the Tenant has provided to Landlord in writing all of the information that Landlord needs in order to do this fit up work, including detailed plans, specifications and selection of all finishes for the entire Additional Premises. If the completion of Landlord's fit up work is delayed beyond June 1, 2000, and Tenant has met their deadlines for supplying to Landlord the necessary information as required herein, then the Tenant's obligation to pay Basic Rent, Common Charges and electric charges for the Additional Premises shall be adjusted accordingly until Landlord's fit up work is completed as to each portion of the Additional Premises.

               Sections 2.17, 2.18, 2.19, 2.20 and 2.21 are hereby omitted in their entirety and are of no further force or effect.

          9.   REAL ESTATE TAXES AND OPERATING EXPENSES

               9.3 Monthly Contribution Payments. Section 9.3 of the Lease Agreement is replaced in its entirety, as follows: With respect to the New Total Premises, it shall be the Tenant's responsibility to pay its proportionate share of the full amount of Common Charges for the Buildings and the Real Property from June 1, 2000, forward, to be calculated in accordance with Tenant's Proportionate Shares, as set forth in

          Sections 2.8 and 2.9. The Tenant's initial estimated monthly payment for the New Total Premises shall be $14,628.50.

          12.  PARKING

               Section 12 of the Lease Agreement is replaced in its entirety, as follows:

               12.1 Tenant shall have the exclusive use of 197 parking spaces at the south and west sides of Building C. The Tenant shall also have the non-exclusive use in common with other tenants and occupants of the Real Property, of an additional 150 spaces at the Real Property in which the New Total Premises are located, and/or across the street at the Monmouth Park Corporate Center I. If any portion of Tenant's non-exclusive parking spaces are at the Monmouth Park Corporate Center I, Landlord shall provide a jitney bus to be available between the hours of 8:30 a.m. and 9:30 a.m., and 4:30 p.m. and 5:30 p.m., on weekdays only, and excluding Building Holidays.

               12.2 The Landlord reserves the right from time to time to make reasonable nondiscriminatory rules and regulations as in its judgment may be desirable for the safety, care and cleanliness of the parking lot and for the preservation of good order therein, including but not limited to the allocation of Parking Spaces among the tenants from time to time so that the distribution thereof is fair to all of the tenants. Upon the making of such rules and regulations and when notice thereof has been given to the Tenant, such rules and regulations shall have the same force and effect as if originally made a part of this Lease. Provided, however, that no such rules or regulations may diminish Tenant's number of exclusive and non-exclusive parking spaces as set forth in Section 12.1 above.

               14.2  Maintenance by Landlord:

               (c) Notwithstanding any provision to the contrary elsewhere in the Lease or in this Third Amendment, for the first three years following the Commencement Date for the Additional Premises, in the event that the HVAC for the Additional Premises, as it exists on the Commencement Date for the Additional Premises, requires the repair or replacement of any major components, Landlord shall be obligated to have such repairs or replacements made at its own cost and expense (with such cost not to be included in Common Charges). Provided, however, that if the need for such repairs or replacements to major components or any of the HVAC units for the Additional Premises arises out of the negligence or willful misconduct of the Tenant, its agents, employees, guests, licensees, invitees, subtenants, assignees or successors, or due to the Tenant's failure to comply with the provisions of Section 14.1(c) of the Lease Agreement, then Tenant shall be fully responsible for the necessary replacements and restoration of any structural damage, damage to the common areas, and/or damage to the exterior of the Buildings arising out of the making of such replacements, all at the Tenant's own cost and expense. Landlord agrees to deliver such components in good working order.

          16.  TRANSFERS OF TENANT'S INTEREST.

               Tenant shall have the right to sublet all or any one or more portions of New Total Premises, subject to the Landlord's prior written approval of each subtenancy, which approval shall not be unreasonably withheld or delayed.

          4. Tenant shall be given the exclusive use of the bathrooms in the common corridor between Buildings A and C. The following work shall be due to these bathrooms, at Landlord's sole cost and expense.

          (a) The existing entrance from the common corridor will be closed and a new entrance opened directly in Tellium's Premises in Building C, which work shall be done as soon as possible, subject to the Landlord obtaining any and all required permits for same.

          (b) The sewage ejector pump shall be repaired or replaced, and any soiled carpet shall be replaced, both of which shall be done not later than June 1, 2000.

          (c) In each of these bathrooms, Landlord shall (i) paint all walls and toilet partitions, (ii) replace any broken fixtures, and (iii) install mirrors above the vanities, all of which shall be done not later than June 1, 2000.

          5. Landlord and Tenant acknowledge that 5,265.9 square feet of the Additional Premises in Building C are presently leased to Concurrent Computer Corporation ("Concurrent"). Landlord represents that it has the right to relocate this rented premises of Concurrent, in accordance with the relocation provision in that tenant's lease, a copy of which is reproduced on the attached Exhibit J. With respect to the relocation of Concurrent's rented premises in Building C, Landlord represents that it shall proceeds as follows:

          (a) Promptly following the full execution of this Third Amendment, and Tenant's payment of the additional Security Deposit, Landlord shall send Concurrent a written notice advising it of the impending relocation of the 5,265.9 square feet it rents in Building C, to comparable space at the Monmouth Park Corporate Center I.

          (b) Following the service of this notice on Concurrent, Landlord shall proceed with diligence to effectuate the physical relocation of Concurrent, so that the space presently occupied by it in Building C is available for fit up and possession by Tenant herein at the earliest possible moment:

          (c) In the event that Concurrent fails to cooperate with Landlord in moving out of Building C, Landlord shall use it best efforts to promptly and diligently pursue its remedies at law and/or in equity to force Concurrent to comply with Landlord's relocation directive.

          (d) In the event that possession of the space presently occupied by Concurrent in Building C cannot be delivered to Tenant simultaneously with possession of the rest of the Additional Premises in Building C, then Tenant's Basic Rent, Common Charge contributions and electric charges shall be adjusted accordingly until Landlord delivers possession of that space to Tenant, in the condition required by Section 2.15 above.

          6. As additional security to Landlord for the full performance of all of Tenant's leasehold obligations, Tenant shall provide to Landlord a letter of credit in accordance with the following terms and conditions:

          (a) On or before 5:00 p.m. on April 27, 2000, Tenant shall deliver to Landlord an irrevocable and unconditional letter of credit naming the Landlord as beneficiary, in the amount of $650,000.00, which will be automatically renewed and extended without amendment for additional one (1) year periods beginning on the expiration date of the initial letter of credit. The letter of credit shall provide that if the bank elects not to renew the letter of credit, then the bank shall so notify the Landlord by overnight courier service at the address provided in the Lease, not later than thirty (30) days prior to the expiration date of the then expiring letter of credit. Upon receipt of such notice, the Landlord may, at any time before the expiration date, draw on the letter of credit for the full amount thereof, by submission to the bank of the original letter of credit together with the Landlord's signed statement that it received the bank's notice of non-renewal, and that such non-renewal constitutes a default by Tenant under the Lease that is not subject to a fourteen (14) day cure period. Upon Landlord's receipt of the $650,000.00, it shall be placed in a separate escrow account, to be disbursed in accordance with the terms of this
Section 6 of this Third Amendment.

          (b) Upon the Tenant's default in the performance of its obligations under the Lease and/or this Third Amendment, Landlord shall have the right to draw on the letter of credit to cure Tenant's defaults. In the event of a default other than a default arising out of the non-renewal of the letter of credit, that has not been cured by Tenant following notice to Tenant and expiration of the applicable cure period in the Lease, Landlord shall submit a written certification to Tenant, demanding the remittance of the $650,000.00 to Landlord, and stating the basis for same. Tenant shall have fourteen (14) days from receipt of Landlord's certification within which to cure the default. If Tenant cures the default within that time period, the Landlord shall not draw on the letter of credit. Tenant's cure of a default in order to avoid the Landlord's draw on the letter of credit shall not be deemed an admission by Tenant that the default complained of by Landlord in fact existed, nor shall such cure be deemed a waiver of Tenant's right to thereafter contest same. If Tenant does not cure the default within the fourteen (14) day period, Landlord shall be able to draw upon the letter of credit by issuing a statement to the bank issuing the letter of credit which provided, "Tellium, Inc., is in default of its obligations under the Lease as amended and has not cured this default in the last fourteen (14) days."

          (c) If Tenant does not cure the default, as a result of which Landlord proceeds with the draw on the letter of credit, and the amount needed to cure the default is less than $650,000.00, Landlord shall place the balance in a separate escrow account. In the event of a subsequent default by Tenant, Landlord shall submit a written certification directly to Tenant, before drawing upon the escrow account to cure same.

          (d) If the Tenant wishes to assert that no default occurred in its performance of its leasehold obligations, and it is unable or unwilling to cure the alleged default within fourteen (14) days after receipt of the Landlord's certification, the Tenant's only recourse to prevent Landlord from calling the letter of credit or subsequently drawing upon the balance in the escrow account shall be to obtain a restraining order in a court of competent jurisdiction, which order must be obtained and served upon Landlord within the fourteen (14) day period after Tenant's receipt of Landlord's certification.

          (e) If Landlord has not theretofore drawn on the letter of credit, then Landlord shall release the letter of credit at such time that either (i) Tenant makes an initial public offering of its shares, and its Initial public offering provides it with a minimum of $75,000,000.00 net cash to the company, or (ii) the Tenant can show a twelve-month audited net income from operations of the company of $18 million or more. Upon the occurrence of either of these events, the Tenant may so notify the Landlord and provide Landlord with proof thereof, and Landlord shall thereupon release the letter of credit. If either of these events occur after Landlord has drawn on the letter of credit, then following receipt of Tenant's notice and proof thereof, any funds remaining from the letter of credit that Landlord is holding in escrow, shall be released to the Tenant.

          (f) Tenant acknowledges and agrees that a failure to maintain in effect a letter of credit that complies with all other requirements of this
Section 6, or the refusal by Tenant's bank to renew any letter of credit, shall each constitute an event of default under the Lease as amended by this Third Amendment.

          7. Tenant agrees to remit to Landlord the sum of $14,250.00 upon signing this Third Amendment, to be used as an escrow fund for payment of the electric bills. At the expiration of the Term, this sum shall be applied toward Tenant's final electric bill, and then Tenant shall remit the difference if the final bill is higher, or Landlord shall refund the difference if the final bill is less than $14,250.00.

          IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Lease on the day and year first above written. The persons who are executing this Lease on behalf of the Landlord and Tenant represent that they are authorized to do so on behalf of their respective entities.

WITNESS/ATTEST:                               G.B. LTD., L.L.C., Landlord



-------------------------------               By: /s/  Carl P. Gross
                                                  ------------------------------
                                                  Carl P. Gross, Managing Member

                                              Tellium, Inc., Tenant

     /s/ Thomas Biehl                         By: /s/  Michael J. Losch
------------------------------                    ------------------------------
Thomas Biehl                                      Michael J. Losch

                                     -10-